Exhibit 99.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CODE OF REGULATIONS

Effective May 1, 2012, Sparton Corporation, an Ohio corporation (the “Corporation”), organized and existing under and by virtue of the Ohio Revised Code, does hereby certify that the Board of Directors of the Corporation adopted resolutions pursuant to the Ohio Revised Code approving and adopting the following amendments to the Amended and Restated Code of Regulations of the Corporation:

1. Article 1, Section 10, Paragraph D is hereby amended by deleting “)” after the words “two hundred and fortieth.”

2. Article II, Section 2 is hereby deleted and replaced with the following:

Section 2. Number and Classification. The Board of Directors shall be composed of no fewer than seven (7) persons as determined from time to time in accordance with this Section 2. All director nominees shall stand for election to terms expiring at the next succeeding annual meeting, with each director to hold office until his successor is elected and qualified subject, however, to his prior resignation, removal from office or death. The number of directors may be fixed or changed by (i) shareholders at any meeting of shareholders called to elect directors at which a quorum is present, by the vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the proposal; or (ii) by a majority vote of the directors then holding office.

No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

3. Article II, Section 3 is hereby amended by adding the following as the last sentence:

“No person shall be eligible for election as a director of the Corporation if at the time of such election that person has reached the age of 73. Persons serving as directors at the time of their 73rd birthday may continue to serve until the next annual meeting of the shareholders.”

4. Article IV, Section 3 is hereby amended by replacing “may” with “shall” in the first line.

IN WITNESS WHEREOF, this Certificate is effective as of the 1st day of May, 2012.

SPARTON CORPORATION

By:	/s/ Cary B. Wood
Cary B. Wood
Title:	President and Chief Executive Officer